AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS OF
WHITESTONE REIT

Section 7 of Article V of the Amended and Restated Bylaws of Whitestone REIT (the “Trust”) is hereby amended and restated in its entirety, effectively immediately to read as follows:

Section 7. Chairman Of The Board. The Chairman of the Board of Trustees shall be designated by a majority of the members of the Board of Trustees then in office. The Chairman of the Board of Trustees shall preside over the meetings of the Board of Trustees and of the shareholders at which he or she shall be present. The Chairman of the Board of Trustees shall perform such other duties as may be assigned to him or her by the Board of Trustees.

The amendment provided for herein was duly adopted by the Board of Trustees of the Trust on January 18, 2022.

IN WITNESS WHEREOF, the undersigned officer of the Trust has executed this amendment to the Amended and Restated Bylaws of the Trust, effective this 18th day of January, 2022.

By:	/s/ David K. Holeman
David K. Holeman Chief Executive Officer